Market Value Adjusted Fixed Account Under Certain Variable Annuity Contracts

Issued by

LINCOLN BENEFIT LIFE COMPANY

Supplement Dated May 1, 2025
To
Prospectus Dated May 1, 2025

This supplement amends certain disclosure contained in the above-referenced prospectus for the Market Value Adjusted Fixed Account Under Certain Variable Annuity Contracts issued by Lincoln Benefit Life Company (“LBL”).

1.Under the section “Important Terms”:

•The term and definition for “Guarantee Period Account” is deleted.

•The term and definition for “MVA Guarantee Period” is replaced with the following:

MVA Guarantee Period or Guarantee Period – A period of years during which we credit a specified amount of interest at a rate that we determine to amounts (including related Credit Enhancements, in the case of Consultant Solutions Plus) allocated to the MVA Fixed Account Option.

2.Under the sections “Description of the MVA Fixed Account Option,” “Risks Related to the MVA Fixed Account Option,” and Appendix I, all references to the terms “MVA Guarantee Period Account” and “Guarantee Period Account” are replaced with references to “MVA Guarantee Period,” and “Guarantee Period,” respectively.

If you have any questions, please contact your financial representative or LBL at 1-800-457-7617. Our representatives are available to assist you Monday through Friday between 7:30 a.m. and 5:00 p.m. Central time.

Please retain this supplement together with your prospectus for future reference.
No other action is required of you.

LBL-S1-SUP1